SECOND AMENDMENT TO RIGHTS AGREEMENT


               SECOND AMENDMENT, DATED JULY 2, 1996, TO RIGHTS AGREEMENT, dated as of October 19, 1989, between NYNEX Corporation, a Delaware corporation (the "Company"), and First National Bank of Boston, a Delaware corporation, as successor right agent (the "Rights Agent").

                              W I T N E S S E T H:

               WHEREAS, concurrently with the execution hereof, the Company has entered into an Amended and Restated Agreement and Plan of Merger between the Company and Bell Atlantic Corporation, dated as of April 21, 1996 (the "Merger Agreement"); and

               WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Merger Agreement and the transactions contemplated thereby, and recommended to the stockholders of the Company the approval and adoption of the Merger Agreement; and

               WHEREAS, the Board of Directors of the Company has determined that in connection with the Merger Agreement and the transactions contemplated thereby, it is desirable to amend the Rights Agreement, between the Company and the Rights Agent, dated October 19, 1989, as amended by the First Amendment to Rights Agreement, dated April 21, 1996 (the "Rights Agreement") as set forth herein; and

               WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein.

               NOW THEREFORE, the Rights Agreement is amended as follows:

               1.     Amendment.

               Section 3.1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

               "Section 3.1 Exempt Transaction. Notwithstanding any provision of this Rights Agreement to the contrary, (i) no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, neither Bell Atlantic Corporation nor any of its Subsidiaries (collectively, the "Acquisition Group") shall be deemed to have become an Acquiring Person and (ii) no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any rights or benefits pursuant to Section 7(a), 11(a), 13(a) (including but not limited to those rights set forth in Section 13(a)(ii)), or any other provision of this Rights Agreement, solely by reason of (x) the approval, execution and delivery of the Merger Agreement by the parties thereto,
(y) the approval of the Merger Agreement by the stockholders of the parties thereto, or (z) the consummation of the transactions contemplated by the Merger Agreement; provided that in the event that one or more members of the Acquisition Group collectively become the Beneficial Owner of 10% or more of the Common Stock then outstanding in any manner other than as set forth in the Merger Agreement the provisions of this sentence (other than this proviso) shall not be applicable."

               2. Effectiveness. This Amendment shall be deemed effective as of the date first set forth above. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

               3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all


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purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               EXECUTED as of the date first set forth above.


                                 NYNEX CORPORATION


                                 /s/Jeffrey A. Bowden
                                 ----------------------------
                                 Name:  Jeffrey A. Bowden
                                 Title: Strategy & Corporate Assurance


                                 FIRST NATIONAL BANK OF BOSTON


                                 /s/Murray Steinberg
                                 ----------------------------
                                 Name: Murray Steinberg
                                 Title: Division Executive